Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 23, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Immucor, Inc. (the “Company”) on Form 10-K for the year ended May 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-131399, effective January 31, 2006 and File No. 33-41406, effective August 24, 1995 and File No. 33-49882, effective July 22, 1992 and File No. 033-62097, effective September 12, 1995 and File No. 333-90552, effective June 14, 2002 and File No. 333-109210, effective September 29, 2003 and File No. 333-131902 effective February 16, 2006).

Atlanta, Georgia
July 23, 2010